Exhibit 5.1
August 19, 2013

Board of Directors
Quantum Fuel Systems Technologies Worldwide, Inc.
25242 Arctic Ocean Drive
Lake Forest, California 926304

Re: Registration Statement on Form S-3

Gentlemen:

I am the General Counsel, Vice President-Legal and Corporate Secretary of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Company”), and, in that capacity, I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-3 (Registration No. 333-176772) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, which was declared effective by the Commission on September 29, 2011 (the “Registration Statement”) and included a base prospectus (the “Base Prospectus”) and a prospectus supplement, dated August 19, 2013 (the “Prospectus Supplement”) (together with the Base Prospectus, the “Prospectus”).

The Prospectus pertains to the proposed offer and sale by the Company of up to $6,000,000 of shares of common stock, $0.02 par value per share (the “Common Stock”), pursuant to an At The Market Offering Agreement (the “Sales Agreement”) dated August 19, 2013 between the Company and Ascendiant Capital Markets, LLC (the “Agent”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In preparation of this opinion letter, I have reviewed the Certificate of Incorporation, as amended, of the Company; the By-laws, as amended, of the Company; and minutes of meetings and actions of the Board of Directors of the Company (the “Board”), and such other documents deemed relevant.

I have examined and I am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. I have also assumed that that any documents not yet executed will be duly executed in form(s)

duly authorized and established in accordance with the action of the Board or a duly authorized committee of the Board.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that the issuance and sale of the Common Stock included therein, has been duly authorized and, when issued and sold in the manner described in the Registration Statement and the Prospectus and in accordance with the Sales Agreement the Common Stock included therein, will be validly issued, fully paid and non-assessable

My opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware.

My opinion is as of the date hereof and I have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to my attention and I disavow any undertaking to advise you of any changes in law.

My opinion letter is furnished to you in connection with the filing of the Prospectus Supplement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Common Stock, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K (and its incorporation by reference into the Registration Statement and Prospectus) and to the reference to my name under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.

Sincerely,

/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel, Vice President-Legal and Corporate Secretary